Exhibit 99.1


Celanese Corporation Reports 2004 Fourth Quarter and Combined Full Year Results

Fourth quarter highlights:


     o Net sales increase 15% to $1,332 million from fourth quarter 2003 on higher pricing, favorable currency and a volume increase
     o Gross profit margins expand in Chemical Products on higher pricing, driven by strong demand
     o Net earnings decline to a loss of $57 million compared to earnings of $18 million and include higher interest expense, a non-cash impairment charge as well as unusual and other items
     o  Adjusted EBITDA increases 3% to $187 million


Combined full year highlights:


     o Net sales increase 10% to $5,069 million from 2003 on higher volumes, favorable currency and pricing
     o Net earnings decline to a loss of $175 million mainly due to restructuring and non-cash impairment charges, higher interest expense and unusual and other items
     o  Adjusted EBITDA rises 19% to $801 million

                                Q4 2004       Q4 2003     FY 2004       FY 2003
                            ------------ ------------------------- -------------
in $ millions                 Successor   Predecessor    Combined   Predecessor
--------------------------------------------------------------------------------
Net sales                         1,332         1,155       5,069         4,603
Net earnings (loss)                 (57)           18        (175)          148
Adjusted EBITDA                     187           182         801           675
--------------------------------------------------------------------------------

        DALLAS, Feb. 28, 2005 -- Celanese Corporation today reported net sales rose 15% to $1,332 million in the fourth quarter compared to $1,155 million for Celanese AG, the predecessor company, in the same period last year primarily on higher pricing of 12%, mainly in the Chemical Products segment. Favorable currency movements of 4% and a 1% volume increase also contributed to higher net sales. A change of 2% in the composition of the Chemical Products segment slightly offset these increases.

        The company reported a net loss of $57 million in the fourth quarter compared to net earnings of $18 million in the same period last year. Gross profit margin expansion of $150 million resulting from increased pricing, in the Chemical Products segment, and lower depreciation and amortization expense of $47 million were offset by a number of increased expenses. Interest expense rose by $59 million largely as a result of higher debt levels. Selling, general and administrative expense increased by $94 million mainly due to an unusual item of $50 million for management compensation expenses. Income tax provision increased by $20 million primarily due to various valuation allowances relating to U.S. and Canadian tax losses. Special charges rose by $19 million largely due to a non-cash impairment charge related to a decision to sell the cyclo-olefin copolymer business within the Ticona Technical Polymers segment.

        "In 2004, we made tremendous progress in executing our strategy. We were successful in expanding margins and growing our businesses and expect to develop these businesses through announced acquisitions," said David Weidman, chief executive officer. "In 2005, we will continue to build on these efforts to position the company for greater growth and profitability."

        Operating profit increased to $28 million in the fourth quarter from a loss of $10 million in the same period last year, largely due to higher pricing, primarily in the Chemical Products segment, lower depreciation and amortization expense, and lower stock appreciation rights expense of $18 million. These increases were partially offset by higher raw material costs, higher management compensation expense and increased special charges. The lower depreciation and amortization expense largely resulted from purchase accounting adjustments due to the acquisition of Celanese AG.

         Dividends from cost investments in other income (expense), net, decreased by $18 million to $9 million due to timing of dividend payments.

        Adjusted EBITDA, a key company performance measure, rose 3% to $187 million in the fourth quarter of 2004 compared to the same period last year.


Combined Full Year 2004 Results

        The combined full year net loss for 2004 was $175 million, compared to net earnings of $148 million in 2003. Higher volumes, increased pricing, lower depreciation and amortization expense of $38 million mainly due to purchase accounting adjustments, decreased stock appreciation rights expense of $58 million and increased cost savings were offset by a number of factors. They included higher interest expense of $257 million, increased raw material and energy costs, special charges of $114 million, management compensation expense of $50 million, a non-cash charge of $49 million in inventory-related purchase accounting adjustments and a $34 million higher income tax provision primarily due to various valuation allowances on deferred tax assets.

        The higher interest expense resulted from significantly higher refinancing expenses related to the Celanese acquisition and increased debt levels of $3,387 million as of December 31, 2004 versus $637 million as of December 31, 2003.The company does not expect to have significant refinancing expenses after the first quarter of 2005.

        Special charges in 2004 were largely related to non-cash impairment charges resulting from plans by the Acetate Products segment to consolidate tow production at fewer sites and to discontinue production of acetate filament as well as a decision to dispose of Ticona Technical Polymers' cyclo-olefin copolymer business. Special charges in 2003 resulted mainly from income of $107 million from insurance recoveries, which was largely offset by expenses of $95 million associated with antitrust matters in the sorbates industry.

        Adjusted EBITDA in 2004 rose to $801 million compared to $675 million on higher volumes, pricing, and cost savings, partially offset by higher raw material and energy costs. Combined net sales for 2004 were $5,069 million compared to $4,603 million a year ago.

        Total cash dividends received from equity and cost investments were $77 million in 2004 compared to $76 million in 2003.

Fourth Quarter Segment Overview

Chemical Products


        Chemical Products' net sales in the fourth quarter of 2004 increased 21% to $925 million compared to the same period last year on significantly higher pricing and favorable currency effects, which were partly offset by a segment composition change.

        The composition change resulted from a contract manufacturing arrangement under which certain acrylates products are now being sold. Only the margin realized under the contract manufacturing arrangement is reported in net sales.

        Pricing increased for most products, particularly vinyl acetate and acetic acid, driven by strong demand and higher costs for hydrocarbon-based raw materials. Vinyl acetate experienced strong global demand; however, Celanese's volumes remained flat compared to the prior year as volume growth in the fourth quarter of 2003 largely benefited from a competitor outage.

        Earnings from continuing operations before tax and minority interests increased to $131 million from $35 million in the same period of last year as higher pricing led to gross profit margin expansion. Partially offsetting the higher pricing were increased raw material costs and the timing of receipt of dividends from a cost investment. Earnings also improved due to lower depreciation and amortization expense of $29 million largely as a result of purchase accounting adjustments.

Technical Polymers Ticona

        Ticona's net sales rose 8% to $203 million compared to the same period last year mainly on higher volumes and favorable currency effects, which were partly offset by lower pricing.

        Volumes grew in all product lines, particularly in core products. Polyacetal sales volumes grew mainly on stronger sales to the European appliance and consumer goods sectors. Although automotive production was lower than last year, polyacetal sales to the automotive sector were essentially flat. Volumes for Vectra(R) liquid crystal polymers benefited from higher sales to the European housewares and U.S. electrical/electronics markets. GUR(R) ultrahigh molecular weight polyethylene sales grew in Europe and the United States on the introduction of new grades and applications for industrial and medical markets as well as on increased sales to Asia. Pricing declined due to product mix changes and ongoing competitive pressure from Asian imports of polyacetal into North America and Europe.

        Earnings from continuing operations before tax and minority interests decreased to a loss of $29 million from a loss of $9 million in the same quarter last year. The loss in 2004 resulted mainly from a $32 million non-cash impairment charge associated with a plan to dispose of the cyclo-olefin copolymer business and higher raw material costs, lower pricing and the effects of a planned maintenance turnaround. Increased earnings from Asian and U.S. affiliates, and higher volumes partly offset these decreases. In 2003, the loss resulted mainly from $16 million in special charges associated with an organizational redesign.

Acetate Products

        Net sales for Acetate Products decreased by 1% to $174 million compared to the same quarter last year as lower demand offset higher pricing. Volumes declined, mainly as a result of lower filament sales in Mexico. Pricing increased for both tow and filament.

        Earnings from continuing operations before tax and minority interest increased to $18 million from $2 million in the same quarter last year. Earnings primarily improved due to lower depreciation expense of $20 million largely as a result of purchase accounting adjustments and a lower depreciable asset base. In 2003, depreciation expense included $8 million of costs associated with an asset retirement obligation.

Performance Products

        Net sales for the Performance Products segment remained flat at $39 million compared to the same quarter in 2003 as increased volumes and favorable currency effects offset price decreases. Increased volumes for Sunett(R) sweetener reflected strong growth from new and existing applications in the U.S. and European beverage and confectionary markets. Consistent with our strategy, pricing for Sunett declined on lower unit selling prices associated with higher volumes to major customers and the expiration of the primary European and U.S. production patents at the end of March 2005. Pricing for sorbates, which had been under pressure from Asian producers, continued to show signs of a recovery that began at the end of the third quarter of 2004. Worldwide overcapacity, however, still prevailed in the industry.

        Earnings from continuing operations before tax and minority interests decreased to $3 million compared to $11 million for the same quarter last year. Strong volumes for Sunett and favorable currency movements could not offset lower pricing for Sunett and sorbates. In addition, earnings in 2004 included a provision for severance payments and costs associated with management compensation. Earnings also included higher depreciation and amortization expense of $4 million largely as a result of purchase accounting adjustments.


Other Activities

        Other Activities primarily consists of corporate center costs, including financing and certain administrative activities, and certain other operating entities, including the captive insurance companies.

        Net sales for Other Activities increased to $14 million from $13 million in the same period last year, primarily due to higher third party revenues by our captive insurance companies.

        Loss from continuing operations before tax and minority interests increased to $162 million from a loss of $42 million for the same period last year, largely due to $58 million of higher interest expense due to increased debt levels and $38 million in management compensation expense, which includes charges related to a new deferred compensation plan, a new stock incentive plan and other executive bonuses.



Liquidity

        As of December 31, 2004, the company had total debt of $3,387 million and cash and cash equivalents of $838 million. Net debt (total debt less cash and cash equivalents) rose to $2,549 million from $489 million as of December 31, 2003, primarily to finance the acquisition of Celanese AG and to prefund benefit obligations. The company also prepaid $175 million of debt previously scheduled to mature in 2005 and 2008 and $58 million of additional debt scheduled to mature in 2009.

        In January 2005, Celanese completed an initial public offering of its Series A common stock and received net proceeds of $760 million. Concurrently, Celanese received net proceeds of $233 million from the offering of its convertible preferred stock.

        At the closing of the initial public offering in January 2005, Celanese borrowed an additional $1,135 million under its amended senior credit facilities. A portion of the proceeds of the share offerings and additional borrowings were used to repay a $350 million floating rate term loan and $200 million was used to finance the acquisition of the Vinamul emulsions business, which was completed on February 4. Using proceeds from the stock offerings, Celanese today redeemed approximately $207 million of the senior discount notes and $572 million of the senior subordinated notes of its subsidiaries. The company expects to incur expenses of $115 million in the first quarter of 2005 related to the refinancing. Of this amount, $74 million is expected to be cash expense.

        On April 7, 2005, Celanese expects to use the remaining proceeds to pay an $803 million dividend to holders of Celanese's Series B common stock, as previously disclosed.


Outlook

        With a view that the strong business environment seen in the fourth quarter will continue, we expect that first quarter adjusted EBITDA will be about 25% to 30% higher than adjusted EBITDA of $208 million in the first quarter of 2004. This expected increase reflects strong underlying business growth of 15% to 20% in adjusted EBITDA, particularly in Chemical Products, and the receipt of dividends from our affiliates/joint ventures of approximately $40 million to $45 million.

        Assuming global growth continues, we expect 2005, overall, to be a strong year for Celanese. We believe we will benefit from our methanol sourcing agreement with Southern Methanol, which will go into effect in July, and from our recent acquisition of the Vinamul emulsions business. We face the challenges of volatile raw material costs and projected new capacity coming on stream in Asia for acetyls, which could loosen the tight supply/demand balance. As a result, we expect adjusted EBITDA for the full year to grow by 12% to 17% over combined full year 2004.

Forward-Looking Statements

This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company's Registration Statement on Form S-1 described below. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.


Reclassification

Certain reclassifications have been made to prior period balances in order to conform to current period presentation.


Predecessor

Predecessor represents Celanese AG's selected financial data as of December 31, 2003, consolidated results of its operations for the year ended December 31, 2003, and its unaudited consolidated results of its operations for the three months ended December 31, 2003 and March 31, 2004. These consolidated financial statements relate to periods prior to the acquisition of Celanese AG and present Celanese AG's historical basis of accounting without the application of purchase accounting related to the acquisition.

Successor


Successor represents Celanese Corporation's unaudited selected balance sheet data as of December 31, 2004 and its unaudited consolidated results of operations for the three and nine months ended December 31, 2004. These consolidated financial statements reflect the application of purchase accounting, which the company finalized during the fourth quarter of 2004.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects our performance measure, net debt, as a non-U.S. GAAP measure. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for net debt is total debt. This release also reflects our performance measure adjusted EBITDA. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for this is net earnings (loss). This release also reflects the 2004 consolidated statements of operations, dividends, special charges and selected financial data by business segment as a summation of these measures derived from (i) the consolidated financial statements for the predecessor for the three months ended March 31, 2004, and

(ii) the consolidated financial statements for the successor for the nine months ended December 31, 2004, for each period prepared on a basis consistent with U.S. GAAP. The combined presentation is not in accordance with U.S. GAAP. The company completed the allocation of purchase accounting adjustments in the fourth quarter of 2004. The results of the predecessor and successor are not comparable as the predecessor's financials exclude the impact of such adjustments. For a reconciliation of these non-U.S. GAAP measures to U.S. GAAP figures, see the accompanying schedules to this release. Reconciliations of any forward-looking non-U.S. GAAP measure to U.S. GAAP measures are not available.

Use of Non-U.S. GAAP Financial Information

Adjusted EBITDA, a measure used by management to measure performance, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization, and further adjusted for certain cash and non-cash charges. Our management believes adjusted EBITDA is useful to investors because it is used in our debt instruments to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments. In addition, adjusted EBITDA is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the presentation of all of the non-U.S. GAAP information provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

The presentation of combined 2004 consolidated statements of operations of the predecessor and successor results in a non-GAAP measure as the predecessor and successor's consolidated financial statements are based on two different methods of accounting and as the successor's consolidated financial statements include the effects of purchase accounting.


Results Unaudited: The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Media Contacts:
U.S.A -- Vance Meyer, Vance.Meyer@celanese.com,
Phone (972) 443 4847, Fax(972) 443 8519

Europe -- Michael Kraft, M.Kraft@celanese.com,
Phone 49 (0)69-305-14072, Fax 49 (0)69 305 3 6787

Investor Relations Contact:
Andrea Stine, A.Stine@celanese.com
Phone (908) 901 4504, Fax (908) 901 4805

Consolidated Statements of Operations - unaudited


                                                                                             9 mos
                                                                                             ended
                                                                                           Dec 31,
                                                 Q4 2004       Q4 2003        Q1 2004         2004    FY 2004       FY 2003
                                              ----------- ------------- -------------- ----------- ---------- --------------
in $ millions                                   Successor  Predecessor    Predecessor    Successor   Combined   Predecessor
----------------------------------------------------------------------------------------------------------------------------
Net sales                                          1,332         1,155          1,243       3,826      5,069          4,603
  Cost of sales                                   (1,029)       (1,002)        (1,002)     (3,092)    (4,094)        (3,883)
--------------------------------------------------------- ------------- -------------- ----------- ---------- --------------
Gross profit                                         303           153            241         734        975            720

  Selling, general and administrative expense       (220)         (126)          (137)       (498)      (635)          (510)
  Research and development expense                   (22)          (23)           (23)        (67)       (90)           (89)
  Special charges:
      Insurance recoveries associated with
         plumbing cases                               -             -              -            1          1            107
     Sorbates antitrust matters                       -             -              -           -          -             (95)
     Restructuring, impairment and other
        special charges, net                         (33)          (14)           (28)        (92)      (120)           (17)
  Foreign exchange loss                               (1)           (1)            -           (3)        (3)            (4)
  Gain (loss) on disposition of assets                 1             1             (1)          3          2              6
--------------------------------------------------------- ------------- -------------- ----------- ---------- --------------
Operating profit (loss)                               28           (10)            52          78        130            118

  Equity in net earnings of affiliates                 1             6             12          36         48             35
  Interest expense                                   (72)          (13)            (6)       (300)      (306)           (49)
  Interest income                                      9             9              5          24         29             44
  Other income (expense), net                         (5)            5              9         (12)        (3)            48
--------------------------------------------------------- ------------- -------------- ----------- ---------- --------------
Earnings (loss) from continuing operations
  before tax and minority interests                  (39)           (3)            72        (174)      (102)           196

  Income tax (provision) benefit                     (12)            8            (17)        (70)       (87)           (53)
--------------------------------------------------------- ------------- -------------- ----------- ---------- --------------
Earnings (loss) from continuing operations
  before minority interests                          (51)            5             55        (244)      (189)           143

  Minority interests                                  (6)           -              -           (8)        (8)            -
--------------------------------------------------------- ------------- -------------- ----------- ---------- --------------
Earnings (loss) from continuing operations           (57)            5             55        (252)      (197)           143

  Earnings (loss) from operation of discontinued
     operations (including gain on disposal of
     discontinued operations)                         (1)           16              9          (2)         7              6
  Related income tax benefit (provision)               1            (3)            14           1         15             -
--------------------------------------------------------- ------------- -------------- ----------- ---------- --------------
  Earnings (loss) from discontinued operations        -             13             23          (1)        22              6
  Cumulative effect of changes in acct. principles    -             -              -           -          -              (1)
--------------------------------------------------------- ------------- -------------- ----------- ---------- --------------
Net earnings (loss)                                  (57)           18             78        (253)      (175)           148
=============================================================================================================================



Selected Balance Sheet Data - unaudited                                     Dec 31,         Dec 31,
                                                                               2004            2003
                                                                       -----------------------------
in $ millions                                                             Successor     Predecessor
----------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                     838             148
  Receivables, net:
    Trade receivables, net - third party and affiliates                         866             722
    Other receivables                                                           557             589
  Inventories                                                                   618             509


LIABILITIES
Current liabilities:
  Short-term borrowings and current
    installments of long-term debt                                              144             148
  Accounts payable and accrued liabilities:
    Trade payables - third party and affiliates                                 722             590
    Other current liabilities                                                   888             919

Long-term liabilities:

  Long-term debt                                                              3,243             489
  Benefit obligations                                                         1,000           1,165
====================================================================================================


                                      SALES



Table 1


Net Sales
                                                                       9 mos
                                                                       ended
                                                                     Dec 31,
                                   Q4 2004     Q4 2003     Q1 2004      2004     FY 2004       FY 2003
                                 --------- ----------- ----------- --------- ----------- -------------
in $ millions                    Successor Predecessor Predecessor Successor    Combined   Predecessor
---------------------------------------------------------------------------------------- -------------
  Chemical Products                    925        766         818     2,573      3,391         3,065
  Technical Polymers Ticona            203        188         227       636        863           762
  Acetate Products                     174        176         172       523        695           655
  Performance Products                  39         39          44       131        175           169
------------------------------------------------------ ----------- --------- ---------- --------------
Segment total                        1,341      1,169       1,261     3,863      5,124         4,651
  Other activities                      14         13          11        45         56            49
  Intersegment eliminations            (23)       (27)        (29)      (82)      (111)          (97)
------------------------------------------------------ ----------- --------- ---------- --------------
Total                                1,332      1,155       1,243     3,826      5,069         4,603
======================================================================================================




Table 2

Factors Affecting Fourth Quarter 2004 Segment Sales Compared to Fourth Quarter 2003

in percent                          Volume         Price       Currency          Other          Total
------------------------------------------------------------------------------------------------------
  Chemical Products                     -             20              4             -3             21
  Technical Polymers Ticona              6            -3              5             -               8
  Acetate Products                      -3             2             -              -              -1
  Performance Products                  14           -18              4             -              -
------------------------------------------------------------------------------------------------------
  Segment total                          1            12              4             -2             15
======================================================================================================



Table 3

Factors Affecting Combined Full Year 2004 Segment Sales Compared to 2003

in percent                          Volume         Price       Currency          Other          Total
------------------------------------------------------------------------------------------------------
  Chemical Products                      5             7              4             -5             11
  Technical Polymers Ticona             13            -5              5             -              13
  Acetate Products                       5             1             -              -               6
  Performance Products                  12           -15              7             -               4
------------------------------------------------------------------------------------------------------
  Segment total                          6             3              4             -3             10
======================================================================================================


                               KEY FINANCIAL DATA

Table 4

Operating Profit (Loss)

                                                                       9 mos
                                                                       ended
                                                                     Dec 31,
                                   Q4 2004     Q4 2003     Q1 2004      2004     FY 2004       FY 2003
                                 --------- ----------- ----------- --------- ----------- -------------
in $ millions                    Successor Predecessor Predecessor Successor    Combined   Predecessor
---------------------------------------------------------------------------------------- -------------
  Chemical Products                    129         15          65       248          313          138
  Technical Polymers Ticona            (38)       (12)         31       (12)          19          122
  Acetate Products                      18          3           9       (11)          (2)          13
  Performance Products                   4         11          11        18           29          (44)
------------------------------------------------------ ----------- --------- ------------ ------------
Segment total                          113         17         116       243          359          229
  Other activities                     (85)       (27)        (64)     (165)        (229)        (111)
------------------------------------------------------ ----------- --------- ------------ ------------
Total                                   28        (10)         52        78          130          118
======================================================================================================



Table 5

Earnings (Loss) from Continuing Operations Before Tax and Minority Interests

                                                                       9 mos
                                                                       ended
                                                                     Dec 31,
                                   Q4 2004     Q4 2003     Q1 2004      2004     FY 2004       FY 2003
                                 --------- ----------- ----------- --------- ----------- -------------
in $ millions                    Successor Predecessor Predecessor Successor    Combined   Predecessor
---------------------------------------------------------------------------------------- -------------
  Chemical Products                    131         35          64       265          329          175
  Technical Polymers Ticona            (29)        (9)         45        26           71          167
  Acetate Products                      18          2           9        (7)           2           17
  Performance Products                   3         11          11        15           26          (44)
------------------------------------------------------ ----------- --------- ------------ ------------
Segment total                          123         39         129       299          428          315
  Other activities                    (162)       (42)        (57)     (473)        (530)        (119)
------------------------------------------------------ ----------- --------- ------------ ------------
Total                                  (39)        (3)         72      (174)        (102)         196
======================================================================================================





Table 6

Depreciation and Amortization Expense

                                                                       9 mos
                                                                       ended
                                                                     Dec 31,
                                   Q4 2004     Q4 2003     Q1 2004      2004     FY 2004       FY 2003
                                 --------- ----------- ----------- --------- ----------- -------------
in $ millions                    Successor Predecessor Predecessor Successor    Combined   Predecessor
---------------------------------------------------------------------------------------- -------------
  Chemical Products                     12         41          39        89          128          157
  Technical Polymers Ticona             14         14          16        48           64           57
  Acetate Products                       3         23          13        33           46           66
  Performance Products                   5          1           2        10           12            7
------------------------------------------------------ ----------- --------- ------------ ------------
Segment total                           34         79          70       180          250          287
  Other activities                      -           2           2         4            6            7
------------------------------------------------------ ----------- --------- ------------ ------------
Total                                   34         81          72       184          256          294
======================================================================================================


Table 7

Dividends

                                                                                  9 mos ended
                                            Q4 2004        Q4 2003        Q1 2004 Dec 31, 2004    FY 2004        FY 2003
                                        ------------ ------------- -------------- ------------ ---------- --------------
in $ millions                              Successor   Predecessor   Predecessor    Successor   Combined    Predecessor
------------------------------------------------------------------------------------------------------------------------
Dividends from equity investments                 2             2             15          22          37             23
Other distributions from equity
   investments                                   -             -               1          -            1             -
Dividends from cost investments                   9            27              6          33          39             53
------------------------------------------------------------------------------------------------------------------------
Total                                            11            29             22          55          77             76
========================================================================================================================



                       SPECIAL CHARGES AND OTHER EXPENSES

Table 8

Special Charges in Operating Profit (Loss)

                                                                       9 mos
                                                                       ended
                                                                     Dec 31,
                                   Q4 2004     Q4 2003     Q1 2004      2004     FY 2004       FY 2003
                                 --------- ----------- ----------- --------- ----------- -------------
in $ millions                    Successor Predecessor Predecessor Successor    Combined   Predecessor
---------------------------------------------------------------------------------------- -------------
  Chemical Products                      1         -           (1)       (3)         (4)            1
  Technical Polymers Ticona
      Insurance recoveries
         associated with
         plumbing cases                 -          -           -          1           1           107
     Restructuring, impairment
          and other special
          charges, net                 (33)       (16)         (1)      (38)        (39)          (20)
  Acetate Products                      -          -           -        (50)        (50)           -
  Performance Products
     Sorbates antitrust matters         -          -           -         -           -            (95)
     Restructuring, impairment
          and other special
          charges, net                  -          -           -         -           -             -
------------------------------------------------------ ----------- --------- ----------- -------------
Segment total                          (32)       (16)         (2)      (90)        (92)           (7)
  Other activities                      (1)         2         (26)       (1)        (27)            2
------------------------------------------------------ ----------- --------- ----------- -------------
Total                                  (33)       (14)        (28)      (91)       (119)           (5)
======================================================================================================


Table 9

Breakout of Special Charges by Type

                                                                          9 mos ended
                                    Q4 2004       Q4 2003       Q1 2004  Dec 31, 2004    FY 2004     FY 2003
                                ------------  ------------ ------------- ------------ ---------- ------------
in $ millions                     Successor   Predecessor   Predecessor     Successor   Combined  Predecessor
------------------------------------------------------------------------------------- ---------- ------------
Employee termination benefits            (1)          (14)           (2)          (8)       (10)         (18)
Plant/office closures                    (1)           (7)           -           (52)       (52)          (7)
Restructuring adjustments                 2             5            -             3          3            6
--------------------------------------------  ------------ ------------- ------------ ---------- ------------
     Total restructuring                 -            (16)           (2)         (57)       (59)         (19)
Sorbates antitrust matters               -             -             -            -          -           (95)
Plumbing actions                         -             -             -             1          1          107
Asset impairments                       (32)           -             -           (34)       (34)          -
Other                                    (1)            2           (26)          (1)       (27)           2
------------------------------------------------------------------------------------------------ ------------
   Total special charges                (33)          (14)          (28)         (91)      (119)          (5)
=============================================================================================================



Table 10

Stock Appreciation Rights Expense

                                                                          9 mos ended
                                    Q4 2004       Q4 2003       Q1 2004  Dec 31, 2004    FY 2004     FY 2003
                                ------------  ------------ ------------- ------------ ---------- ------------
in $ millions                     Successor   Predecessor   Predecessor     Successor   Combined  Predecessor
------------------------------------------------------------------------------------- ---------- ------------
  Chemical Products                      -             (4)           -            -          -           (14)
  Technical Polymers Ticona              -             (4)           -            (1)        (1)         (13)
  Acetate Products                       -             (1)           -            -          -            (4)
  Performance Products                   -              -            -            -          -            (1)
--------------------------------------------  ------------ ------------- ------------ ---------- ------------
Segment total                            -             (9)           -            (1)        (1)         (32)
  Other activities                       -             (9)           -            -          -           (27)
--------------------------------------------  ------------ ------------- ------------ ---------- ------------
Total                                    -            (18)           -            (1)        (1)         (59)
=============================================================================================================


Adjusted EBITDA


                                                                                              9 mos ended
                                                           Q4 2004     Q4 2003      Q1 2004  Dec 31, 2004     FY 2004       FY 2003
                                                       ------------ ----------- ------------ ------------ ----------- --------------
in $ millions                                             Successor Predecessor  Predecessor     Successor    Combined   Predecessor
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                            (57)         18           78         (253)       (175)           148
(Earnings) loss from discontinued operations                    -          (13)         (23)           1         (22)            (6)
Cumulative effect of changes in accounting principles           -           -            -            -           -               1
Interest expense net:
   Interest expense                                             72          13            6          300         306             49
   Interest income                                              (9)         (9)          (5)         (24)        (29)           (44)
   Cash interest income used by captive insurance
       subsidiaries to fund operations                           3           2            3            7          10              7
Taxes:
   Income tax provision (benefit)                               12          (8)          17           70          87             53
   Franchise taxes                                               1          -            -             2           2              3
Depreciation and amortization                                   34          81           72          184         256            294
Unusual items:
   Special charges(1)
      Insurance recoveries associated with plumbing
        cases                                                   -           -            -            (1)         (1)          (107)
      Sorbates antitrust matters                                -           -            -            -           -              95
      Restructuring, impairment and other special
        charges, net                                            33          14           28           92         120             17
   Severance and other restructuring charges not
      included in special charges                                8          18           10           21          31             26
   Unusual and non-recurring items(2)                           61          49           (1)         110         109             82
Other non-cash charges (income):
   Non-cash charges(3)                                          10          11            9           61          70             36
   Equity in net earnings of affiliates in excess
       of cash dividends received                                1          (4)           4          (14)        (10)           (12)
   Excess of cash dividends paid to minority
       shareholders in subsidiaries over the
          minority interest income of these
            subsidiaries                                         6          -            -             7           7             -
Other adjustments:
   Advisor monitoring fee                                        5          -            -            10          10             -
   Net (gain) loss on disposition of assets                     (1)         (1)           1           (3)         (2)            (6)
Pro forma cost savings(4)                                        8          11            9           23          32             39

------------------------------------------------------------------------------------------------------------------------------------
Adjusted EBITDA                                                187         182          208          593         801            675
====================================================================================================================================


(1) Special charges include provisions for restructuring and other expenses and income incurred outside the normal ongoing course of operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to fundamentally redesign the business operations, as well as costs incurred in connection with decisions to exit non-strategic businesses. These measures are based on formal management decisions, establishment of agreements with employees' representatives or individual agreements with affected employees, as well as the public announcement of the restructuring plan. The related reserves reflect certain estimates, including those pertaining to separation costs, settlements of contractual obligations and other closure costs. We reassess the reserve requirements to complete each individual plan under existing restructuring programs at the end of each reporting period. Actual experience may be different from these estimates.

(2) Consists of the following:

Unusual and non-recurring items

                                                                                      9 mos ended
                                              Q4 2004        Q4 2003        Q1 2004  Dec 31, 2004     FY 2004       FY 2003
                                          ----------- -------------- -------------- ------------- ----------- --------------
in $ millions                               Successor    Predecessor    Predecessor     Successor    Combined   Predecessor
----------------------------------------------------------------------------------------------------------------------------
Stock appreciation rights expense                 -              18             -             1            1             59
Employee contract termination costs               -               5              1            6            7              5
Transaction costs                                 11              4             -            21           21              4
Special management compensation
   program                                        50             -              -            50           50             -
Other unusual and non-recurring items             -              22             (2)          32           30             14

----------------------------------------------------------------------------------------------------------------------------
Total unusual and non-recurring items             61             49             (1)         110          109             82
============================================================================================================================


(3) Consists of the following:

Non-cash charges

                                                                                      9 mos ended
                                              Q4 2004        Q4 2003        Q1 2004  Dec 31, 2004     FY 2004       FY 2003
                                          ----------- -------------- -------------- ------------- ----------- --------------
in $ millions                               Successor    Predecessor    Predecessor     Successor    Combined   Predecessor
----------------------------------------------------------------------------------------------------------------------------
Purchase accounting for inventories               -              -              -            49           49             -
Amortization included in pension and
   OPEB expense                                   (1)             9              8            1            9             28
Stock option expense                              -               2              1           -             1              6
Change in swap valuation                          11             -              -            11           11             -
Other non-cash charges                            -              -              -            -            -               2
----------------------------------------------------------------------------------------------------------------------------
Total non-cash charges                            10             11              9           61           70             36
============================================================================================================================


(4) Pro forma cost savings represent adjustments to net earnings (loss) on a pro forma basis for certain cost savings that we expect to achieve. We expect annual cost savings of approximately $37 million from pension pre-funding (of which $7 million is reflected in the 2004 combined actual results) and approximately $2 million from lower costs associated with publicly listed equity in Germany.



Pro forma Cost Savings

                                                                                      9 mos ended
                                              Q4 2004        Q4 2003        Q1 2004  Dec 31, 2004     FY 2004       FY 2003
                                          ----------- -------------- -------------- ------------- ----------- --------------
in $ millions                               Successor    Predecessor    Predecessor     Successor    Combined   Predecessor
----------------------------------------------------------------------------------------------------------------------------
Cost savings from delisting in Germany             1              1             -             2            2              2
Impact of additional assumed returns on
   pension contributions                           7             10              9           21           30             37
============================================================================================================================
